UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2007
EDDIE BAUER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51676 (Commission File Number)	42-1672352 (IRS Employer Identification No.)
15010 NE 36TH STREET
REDMOND, WA 98052
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (425) 755-6544
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 15, 2007, Eddie Bauer Holding, Inc. (the “Company”) issued a press release announcing the appointment of Neil S. Fiske, 45, as President and Chief Executive Officer of the Company and the Company’s wholly-owned subsidiary, Eddie Bauer, Inc., for a term of three years. Mr. Fiske will assume his new role on July 9, 2007 (the “Start Date”). In accordance with the terms of his agreement with the Company, Howard Gross will cease to serve as the Company’s Chief Executive Officer effective as of the Start Date. Information on Mr. Fiske’s business experience is set forth in the press release attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     Mr. Fiske’s annual salary will be $1,100,000 and he will be eligible to earn annual target bonuses of 110% of base salary, based on achieving specific target performance criteria. In consideration of Mr. Fiske’s service during the remainder of 2007, the Company will pay Mr. Fiske a minimum bonus of $600,000 for fiscal 2007. The target bonus opportunity ranges from 0% to 200% of base salary. The Company will also pay Mr. Fiske a signing bonus of $600,000. On the Start Date, Mr. Fiske will receive restricted stock units based on the number of shares having a fair market value equal to $500,000 on the Start Date. These restricted stock units will be subject to forfeiture until Mr. Fiske has completed four years of service. Mr. Fiske will also receive 100,000 time vested stock options, which will vest 25% per year over four years, and performance based options to purchase up to 600,000 shares. The 600,000 options will consist of 300,000 five-year performance options and 300,000 seven-year performance options. The five-year performance options will vest only if the closing price of the Company common stock reaches $25 per share for 30 consecutive trading days within five years of the grant date. The seven-year performance options will vest only if the closing price of the Company common stock reaches $35 per share for 30 consecutive trading days within seven years of the grant date. All options will be granted at the fair market value on the Start Date. Fair market value will be determined according to the terms of the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan based on the average selling price during the 30-day period ending on July 8, 2007, the day before the Start Date.
     Mr. Fiske will be entitled to a Company-provided discretionary allocation of $1,500,000 (the “Deferred Compensation Award”) to be credited to a Company contribution account for his benefit under the terms of the Company’s Nonqualified Deferred Compensation Plan. The Deferred Compensation Award will vest in three equal installments of 1/3rd of the account balance on each of the first three anniversaries of the Start Date.
     Mr. Fiske will also receive reimbursement for certain legal fees, up to a maximum of $20,000, in connection with negotiating his agreement with the Company as well as reasonable relocation expenses. As part of the relocation package, the Company has agreed to provide a relocation bonus of up to $200,000 if Mr. Fiske incurs a loss on the sale of his personal residence in Columbus, Ohio. As an officer of the Company, Mr. Fiske will be entitled to participate in the Company’s executive benefit plans and programs.
     If Mr. Fiske’s employment is terminated during the term of the agreement, he may be entitled to accrued but unpaid bonuses, severance pay equal to two times base salary and target bonus, payable over 24 months, accelerated vesting of the restricted stock units and stock options and group health continuation coverage, in addition to accrued but unpaid base salary, accrued vacation and unpaid business expense reimbursements.
     If Mr. Fiske is employed by the Company upon the occurrence of a change in control, Mr. Fiske’s restricted stock units will become fully vested, the time vested stock options will become immediately exercisable, the Deferred Compensation Award will become fully vested and immediately distributable and the performance based options will vest if the per share consideration in the change in control is equal to or exceeds the $25 or $35 vesting thresholds. If Mr. Fiske’s employment is terminated within 24 months of a change in control, he will be entitled to severance pay equal to three times base salary and target bonus payable in a lump sum.
Item 9.01 — Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated June 15, 2007

SIGNATURES
     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EDDIE BAUER HOLDINGS, INC. (Registrant)
Dated: June 18, 2007	By:	/s/ David Taylor
David Taylor
Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 15, 2007